                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Applied Microbiology, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                           APPLIED MICROBIOLOGY, INC.
                  NOTICE OF AN ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of Applied Microbiology, Inc. (the "Company") will be held at the offices of Citibank, N. A., 399 Park Avenue - 12th Floor, New York, New York 10043 on December 17, 1996 at 10 A.M. for the following purposes as set forth in the accompanying Proxy Statement:

         1.       To elect seven directors to serve for a term of one year;

         2. To consider and act upon a proposal to amend the Certificate of Incorporation of the Company to change the Company's name to AMBI, Inc.;

         3. To ratify the selection and appointment by the Company's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the fiscal year ending June 30, 1997; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Holders of record of the Company's Common Stock at the close of business on November 4, 1996 will be entitled to vote at the meeting.


                                            By Order of the Board of Directors


                                            BENJAMIN T. SPORN,
                                            Secretary


Dated:  November 7, 1996


         Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and if present at the meeting may withdraw it and vote in person. Attendance at the meeting is limited to shareholders, their proxies and invited guests of the Company.

                           APPLIED MICROBIOLOGY, INC.
                          771 Old Saw Mill River Road
                           Tarrytown, New York 10591

                              --------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 17, 1996

                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the offices of Citibank, N. A., 399 Park Avenue, New York, New York 10043 on December 17, 1996 and at any adjournments thereof. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. Proxies may be revoked by shareholders by written notice received by the Secretary of the Company at the address set forth above, at any time prior to the exercise thereof. Shareholders of record at the close of business on November 4, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of November 4, 1996 the Company's voting securities outstanding
totaled [           ] shares of Common Stock.


ELECTION OF DIRECTORS

         It is the intention of the persons named in the enclosed form of proxy, unless such proxy specifies otherwise, to nominate and to vote the shares represented by such proxy for the election of the nominees listed below to hold office until the next Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting. Certain information regarding each nominee is set forth in the table and text below. The number of shares, if any, beneficially owned by each nominee is listed below under "Principal Shareholders and Share Ownership of Directors and Officers."

         The directors serve for a term of one year and until their successors are duly elected and qualified. The Board of Directors held eight meetings in the fiscal year ended June 30, 1996. All directors attended at least seven meetings of the Board during the fiscal year. David Guttmann resigned from the Board on October 1, 1995 and Sheldon G. Gilgore, MD was elected to the Board on October 1, 1995. Ian Clack resigned from the Board on May 21, 1996 and Colin Kop was elected to the Board on May 21, 1996. Douglas Cotter, PhD resigned from the Board on July 31, 1996 and Robert E. Flynn was elected to the Board on

October 15, 1996. Drs. Cotter, Cross and Pollack each received a quarterly director's fee of $1,250 and $500 for each meeting of the Board attended in person, $250 for each meeting of the Board attended telephonically and received options to acquire 10,000 shares of Common Stock. Beginning July 1, 1996, directors will receive a quarterly director's fee of $1,600. The Company has an Audit Committee of the Board which currently consists of Dr. Gilgore and Mr. Kop. There are no arrangements as to compensation of members of this committee in such capacity. The Audit Committee held two meetings during the fiscal year ended June 30, 1996. The Company has a Compensation Committee of the Board which was established in March 1995 and currently consists of Drs. Cross and Pollack. There are no arrangements as to compensation of members of this committee in such capacity. The Compensation Committee held two meeting during the fiscal year ended June 30, 1996. Officers serve at the pleasure of the Board of Directors. There are no family relationships among directors, nominees or executive officers, nor are there any arrangements or understandings between any such director or nominee and any other person pursuant to which any director or nominee was selected as such other than as described below.

         The by-laws of the Company were amended to provide, among other things, that until September 1, 1996 the Board of Directors is to consist of seven directors. The by-laws further provided that David Guttmann, Peter Blackburn and Benjamin Sporn were designated "Prior Directors," and that the Board of Directors was to nominate three persons designated by the Prior Directors as the Board's nominees for election as directors at meetings of shareholders. In September 1994, the Company hired Fredric D. Price as President and Chief Executive Officer. In connection with this hiring, four directors, Peter Blackburn, Alan English, Colin Kop and Benjamin Sporn, resigned from the Board. Mr. Price was elected to the Board and designated a Prior Director by the remaining Prior Director, Mr. Guttmann. The Board then authorized Mr. Price to propose three new directors to fill the remaining vacancies. In January 1995, Drs. Audrey T. Cross, Douglas A. Cotter and Robert
E. Pollack were proposed by Mr. Price and elected to the Board. Mr. Guttmann resigned his position as Chairman of the Board and stepped down from the Board on October 1, 1995. Sheldon G. Gilgore, MD was elected to the Board and as Chairman of the Board on October 1, 1995. On May 21, 1996 Ian Clack resigned from the Board and Colin Kop was elected to the Board on May 21, 1996. Dr. Cotter resigned from the Board on July 31, 1996 and Robert E. Flynn was elected to the Board on October 15, 1996.

         The following table sets forth the name, age and term of office as director of each nominee for election as director and his or her present position(s) with the Company:

Nominee for Election           Director Since    Position(s)
--------------------           --------------    -----------
Fredric D. Price (50)                1994        President and Chief Executive Officer

Sheldon G. Gilgore, MD (63)          1995        Chairman of the Board,
                                                 Applied Microbiology, Inc.

Audrey T. Cross, PhD (50)            1995        Associate Clinical Professor, School of
                                                 Public Health, Columbia University

Robert E. Flynn (63)                 1996        Senior Advisor, CSC Index

John P. Friend, PhD (51)             1989        General Manager - Technology,
                                                 Burns, Philp & Company Limited

Colin Kop (34)                       1996        General Manager Business Development,
                                                 Burns, Philp & Company Limited

Robert E. Pollack, PhD (55)          1995        Professor of Biological Science,
                                                 Columbia University

-----------------------

         Fredric Price has been President, Chief Executive Officer and a Director of the Company since September 1994. From July 1991 to September 1994, he was Vice President, Finance and Administration and Chief Financial Officer of Regeneron Pharmaceuticals, Inc. For more than five years prior to joining Regeneron, he was head of RxFDP, a consulting firm which provided strategic planning, market development, and new product introduction services to pharmaceutical and other health care businesses. From 1973 to 1986 he was at Pfizer Pharmaceuticals, where he was a Vice President with both line and staff responsibilities. Mr. Price is on the Executive Committee of the Board of Directors of the New York Biotechnology Association. He has a BA from Dartmouth College and an MBA from the Wharton School of the University of Pennsylvania.

         Sheldon G. Gilgore, MD was elected Chairman of the Board of Directors of the Company in October 1995. Dr. Gilgore served as Chairman of the Board, Chief Executive Officer, and President of G. D. Searle & Co. from 1986 to April 1995 when he retired. From 1971 to 1986, he was President of Pfizer Pharmaceuticals and was a member of the Board of Directors of Pfizer, Inc. In addition, he served as Chairman of the Pharmaceutical Research Manufacturers of America (PhRMA). Dr. Gilgore received a BS in biology from Villanova University and an MD from Jefferson Medical College.


         Audrey T. Cross, PhD was elected a Director of the Company in January 1995. Dr. Cross has been Associate Clinical Professor at the Institute of Human Nutrition in the School of Public Health of Columbia University since 1988. She also works as a consultant in the areas of nutrition and health policy. She has served as a special assistant to the United States Secretary of Agriculture as Coordinator for Human Nutrition Policy and has worked with both the United States Senate and the California State Senate on nutrition policy matters. Dr. Cross received a BS in dietetics, a Master of Public Health in nutrition and a PhD from the University of California at Berkeley and a JD from the Hastings College of Law at the University of California at San Francisco.

         Robert E. Flynn was elected a Director of the Company in October 1996. Mr. Flynn is a Senior Advisor to CSC Index, management consultants. He served as Chairman of the NutraSweet Company from June 1990 until he retired in December 1995. Mr. Flynn also served as Chief Executive Officer of the NutraSweet Company from June 1990 until March 1995. From 1981 to 1990, he served in various executive capacities with Fisher Controls International Inc., including Chairman and Chief Executive Officer. Prior thereto from 1957 to 1981, Mr. Flynn held positions of increasing importance with The Carborundum Co. Mr. Flynn is also a member of the Board of Stanley Technology Group. He received a BSc from Loyola College, a BEE from McGill University and an MBA from Rutgers University.

         John P. Friend, PhD was elected a Director of the Company in July 1989. He has been with Burns, Philp & Company Limited (BPC) since 1981 and is currently General Manager, Technology. He received a BSc and a PhD from the University of Sydney (Australia) in colloid chemistry and a MSc in biotechnology from the University of New South Wales.

         Colin Kop was elected a Director of the Company in May 1996. Mr. Kop was appointed General Manager Business Development of BPC in September 1995. From 1994 to 1996, Mr. Kop served as General Manager Finance of BPC and has served in various financial positions of increasing responsibility with BPC since 1983. Mr. Kop was a Director of the Company from 1992 until 1994 and was reelected a Director in May 1996. Mr. Kop is a Certified Practicing Accountant and he earned a Masters of Commerce Degree from the University of New South Wales.

         Robert E. Pollack, PhD was elected a Director of the Company in January 1995. Dr. Pollack has been a Professor of Biological Sciences at Columbia University since 1978 and from 1982-1989 he was, in addition, Dean of Columbia College. Previously, he was Professor of Microbiology at the State University of New York School of Medicine at Stony Brook, New York, Senior Scientist at Cold Spring Harbor Laboratory, Special NIH fellow at the Weizmann Institute in Israel, and NIH Fellow in the Department of Pathology at NYU School of Medicine in New York. He is the author of more than a hundred research papers on the molecular biology of viral oncogenesis, a dozen articles in the popular press, and three books. He received a BA in physics from Columbia University and a PhD in biology from Brandeis University.

Executive Officers

The following table sets forth the name, age and position of each executive officer of the Company:

         Name                                      Position(s)
         ----                                      -----------
Fredric D. Price (50)               President, Chief Executive Officer and Director

Stephen C. Benoit (37)              Vice President - Marketing and Sales

Solomon L. Mowshowitz, Ph.D. (53)   Vice President - Research and Development

Benjamin T. Sporn (58)              Vice President - Legal and Secretary

Peter E. Herring (44)               Controller

                          ----------------------------

         Officers of the Company serve at the pleasure of the Board of Directors subject to any contracts of employment. See the biographical descriptions under nominees for election as directors for additional information on Mr. Price.

         Stephen C. Benoit was appointed Vice President - Marketing and Sales of the Company in January 1995. Prior to joining the Company he was with Calgene Fresh, Inc., serving as Vice President of Marketing from January 1992 to March 1994 and Vice President for Strategic Planning from September 1990 to December 1992. From October 1987 to August 1990, Mr. Benoit served as Director, Financial Planning and Analysis. He received a BBA and MBA in finance from Loyola Marymount University, Los Angeles, California.

         Solomon L. Mowshowitz, Ph.D., was appointed Vice President-Research and Development of the Company in January 1996. For the five prior years, Dr. Mowshowitz was President of Diligen, a company that provides scientific and commercial consulting services to biotechnology companies as well as to the venture capital community. From 1983 to 1990, Dr. Mowshowitz held senior research management positions at three biotechnology companies. From 1970 to 1983, he was Assistant Professor in the Department of Microbiology at the Mt. Sinai School of Medicine in New York. Dr. Mowshowitz holds a BA from the University of Pennsylvania and a PhD in biochemistry from the Albert Einstein College of Medicine in New York.

         Benjamin T. Sporn has been Vice President - Legal of the Company since 1990 and has served as Secretary of the Company since 1986. He was an attorney with AT&T from 1964 until December 1989 when he retired from AT&T as a General Attorney for Intellectual Property Matters. Mr. Sporn is also Chairman of the Board of Directors of Creative Technologies Corp. and Micel Corp., publicly traded corporations. Mr. Sporn was a director of the Company from 1986 until 1994. He received a BSE degree from Rensselaer Polytechnic Institute and a JD degree from American University.

         Peter E. Herring was appointed Controller of the Company in January 1996. Prior to joining the Company he was with Pfizer, Inc. from 1979 until January 1996. At Pfizer, he served as Director of Finance and Systems in a Corporate Services Division from 1993 until he joined the Company. From 1979 until 1993 he held increasingly responsible financial management positions in both corporate and operating divisions of Pfizer. He received a BS from the University of Tennessee and an MBA from Vanderbilt University.

Executive Compensation

         The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1996 (i) to its President and Chief Executive Officer and (ii) to the three highest paid employees of the Company whose cash compensation exceeded $100,000 per year in any such year (other than the individuals listed in the table, no employee of the Company or of its subsidiary, Aplin & Barrett Ltd. ("A & B"), received compensation in excess of $100,000).

                        SUMMARY COMPENSATION TABLE(1)(2)

                              Annual Compensation

           (a)                  (b)             (c)            (d)              (e)

Name and Principal            Period         Salary ($)      Bonus ($)       All other
Position                                                                    Compensation
-----------------------------------------------------------------------------------------
Fredric Price,                9/12/94-
President, Chief              6/30/95           210,000        15,000
Executive Officer and
Director (3)                  7/1/95-
                              6/30/96           260,000        21,121

Stephen Benoit,               7/1/94-
Vice President-               6/30/95            57,692
Marketing and Sales
                              7/1/95
                              6/30/96           135,000         5,000

Peter Blackburn,
Executive Vice                7/1/93-
President                     6/30/94           119,713         5,700


                              7/1/94-
                              6/30/95           150,000        23,153

                              7/1/95-
                              5/25/96           150,000                      150,000 (4)

Benjamin T. Sporn,            7/1/93-
Vice President-               6/30/94           117,400
Legal

                              7/1/94-
                              6/30/95           129,000

                              7/1/95-
                              6/30/96           120,000


(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), the table omits a number of columns reserved for types of compensation not applicable to the Company.

(3)    Mr. Price became the Company's Chief Executive Officer on September 12,
       1994.

(4)    Consists of a severance payment made to Dr. Blackburn in May 1996.

None of the individuals listed above received any long-term incentive plan awards during the fiscal year.


Employment Agreements

        Effective September 1994 the Company entered into an employment agreement with Fredric Price. The agreement provides for an annual salary of $260,000 plus a performance related bonus. He was also granted options to purchase up to a total of 500,000 shares of Common Stock, vesting in equal installments over a five year period commencing at the conclusion of his first year of employment. In addition, he was granted 15,325 shares of Common Stock on the first anniversary of the agreement. A further 15,326 shares of Common Stock were granted on the second anniversary of the agreement. Although employment is at will, salary and certain benefits continue for twelve months after notice of termination.



Stock Option Plans

        The Board of Directors has adopted and the shareholders have approved four Stock Option Plans (the "Plan(s)"):

        1. The Incentive Stock Option Plan provides for the grant of qualified incentive stock options to officers and key employees.

        2. The Non-qualified Stock Option Plan provides for the grant of options to various persons who render certain services to the Company.

        3. The 1989 Stock Option Plan provides for the grant of options to either group which, in the case of employees, may be incentive stock options.

        4. The 1991 Stock Option Plan provides for the grant of options to either group which, in the case of employees, may be incentive stock options.

        Each of the Incentive and Non-qualified Stock Option Plans permits the purchase of an aggregate of up to 250,000 shares of Common Stock. The 1989 Stock Option Plan permits the purchase of an aggregate of up to 500,000 shares of Common Stock. The 1991 Stock Option Plan permits the purchase of an aggregate of up to 3,000,000 shares of Common Stock. The purpose of the Plans is to attract and retain competent executive personnel and other key employees and consultants and to provide incentives to all such persons to use their effort and skill for the advancement and betterment of the Company by permitting them to participate in the ownership of the Company.

        Options granted as qualified incentive stock options are intended to qualify as Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The exercise price of Incentive Stock Options granted under the Plans shall not be less than the fair market value (110% of the fair market value for 10% or greater shareholders) of the Common Stock on the date of grant. Incentive Stock Options may not be exercised later than ten years from the date of grant (five years for 10% or greater shareholders). Determinations as to recipients of stock options under the Plans and other terms of such grants are made by the Company's Board of Directors.

        The following table sets forth information with regard to aggregated option values at June 30, 1996 of options granted (i) to the Company's Chief Executive Officer, and (ii) to the highest paid employees of the Company whose cash compensation exceeded $100,000 per year in such year. On September 12, 1994, Mr. Price was granted 500,000 options to purchase shares at $3.2625 per share. On January 9, 1995, Mr. Benoit was granted 50,000 options to purchase shares at $3.00 per share.



AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                               Individual Grants
----------------------------------------------------------------------------------------------------------------------

(a)        (b)               (c)                (d)               (e)
Name       Shares            Value              Number of Unexercised                   Value of Unexercised In-the
           Acquired on       realized ($)       Options at FY-End (#)                   Money Options at FY-End
           Exercise (#)
                                                Exercisable       Unexercisable         Exercisable      Unexercisable
----------------------------------------------------------------------------------------------------------------------
Stephen
Benoit            0                    0            10,000            50,000                $22,500        $107,500

Peter
Blackburn    75,000             $398,438            95,000                 0               $310,000               0

Benjamin
T. Sporn          0                    0            75,000                 0               $150,000               0

Fredric
Price             0                    0           100,000           400,000               $198,750        $795,000

Pension Plans

Applied Microbiology, Inc.

        Eligible employees of the Company are entitled to participate in the Burns Philp Inc. Retirement Plan for Non-Bargaining Unit Employees, a non-contributory pension plan (the "Pension Plan") maintained by Burns Philp. Assuming retirement at age 65, the Pension Plan provides benefits equal to the greater of (a) 1.1% of the employee's final average earnings multiplied by the employee's final average earnings in excess of the average of the contribution and the benefit basis in effect under Section 230 of the Social Security Act for each year in the 35-year period ending with the year of Social Security retirement age, multiplied by the employee's years of credited service up to 35, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan or (b) $24 multiplied by the number of years of credited service up to 25 years plus $12 multiplied by the years of employment from 26-40 years, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan. The "final average earnings" are the average monthly earnings during the five highest-paid consecutive calendar years within the last ten calendar years of credited service with the Company. Earnings include the salary and bonus listed in the summary compensation table. Earnings which may be considered under the Pension Plan are limited to $150,000 per year subject to annual cost of living adjustments as determined by the IRS.


        The following table sets forth estimated annual benefits payable upon retirement, assuming retirement at age 65 in 1996 and a single life annuity benefit, according to years of credited service and final average earnings. The benefits listed are not subject to any deduction for Social Security or other offset amounts.


                           Years of Credited Service

final average
earnings                    15             20          25            30           35
--------------------------------------------------------------------------------------------
$25,000                     $4,320       $5,760        $7,200       $8,250       $9,625
$50,000                    $10,436      $13,915       $17,394      $20,873      $24,351
$75,000                    $16,987      $22,665       $28,331      $33,998      $39,664
$100,000                   $23,561      $31,415       $39,269      $47,123      $54,976
$150,000 and up            $36,686      $48,915       $61,144      $73,373      $85,602


         Stephen Benoit, Peter Herring, Solomon Mowshowitz, Benjamin Sporn and Fredric Price each have 1.6, 0.6, 0.6, 3.5 and 1.75 years, respectively, of credited service under the Pension Plan as of June 30, 1996, and, at age 65, would have approximately 28, 21, 12, 10, and 17 years of credited service, respectively.


Aplin & Barrett Limited

         Eligible A&B employees are entitled to participate in the Burns Philp (U.K.) plc Pension Plan, a defined benefit plan providing a pension of one sixtieth of final pensionable earnings for each year of service at a normal retirement age of 65. Pensionable earnings are basic salary less the basic U.K. state pension.

         The following table sets forth estimated annual benefits payable upon retirement, assuming retirement at age 65 in 1995 and a straight annuity benefit, according to years of credited service and final pensionable earnings. Estimated benefits are shown in US dollars based on an average exchange rate of $1.5423 per GBP. The benefits listed are not subject to any deductions.


                           Years of Credited Service

final average
earnings                 15            20           25            30            35
-------------------------------------------------------------------------------------------
$25,000                  $5,024       $6,699        $8,373      $10,048       $11,722

$50,000                 $11,274      $15,032       $18,790      $22,548       $26,306

$75,000                 $17,524      $23,365       $29,206      $35,048       $40,889

$100,000                $23,774      $31,699       $39,623      $47,548       $55,472

$150,000                $36,274      $48,365       $60,456      $72,548       $84,639

$200,000                $48,774      $65,032       $81,290      $97,548      $113,806


Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from July 1, 1995 through June 30, 1996 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on a hypothetical investment made on June 28, 1991 through June 28, 1996 (assuming reinvestment of dividends) in: (a) the Company's Common Stock; (b) all NASDAQ stocks and (c) all pharmaceutical companies listed on NASDAQ. Although the Company is a healthcare company, pharmaceutical companies represent the industry grouping for which information was readily available which is most comparable to the Company. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock and each of the indexes.


                               [GRAPH-LINE CHART]

                    AMBI           NASDAQ         NASDAQ Pharmaceutical
                    ----           ------         ---------------------
6/28/91             100             100                   100  \
6/30/92                                                         \
6/30/93                                                          \   PLOT
6/30/94                                                          /  POINTS
6/30/95                                                         /
6/28/96                                                        /


Compensation Committee Interlocks and Insider Participation

         The Board of Directors determines executive compensation taking into consideration recommendations of the Compensation Committee. No member of the Company's Board of Directors is an executive officer of a company whose compensation committee or board of directors includes an executive officer of the Company.


Board of Directors Report on Executive Compensation

         The process of determining the compensation of the executive officers of the Company includes, among other things, evaluations of its executive officers performance against certain objective and subjective assessments and takes into consideration the performance of Company against planned objectives. No material salary increases nor stock options were approved for the fiscal year ended June 30, 1996.

Principal Shareholders and Share Ownership of Directors and Officers.

         The following table sets forth, as of October 21, 1996, information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors and
(iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 771 Old Saw Mill River Road, Tarrytown, New York 10591.


         Shares Owned Beneficially and of Record (1)

Name and Address                             No. of Shares          % of Total
----------------                             -------------          ----------
Fredric D. Price (2)                            230,651                1.11

Sheldon G. Gilgore (3)                          115,000                   *

Stephen C. Benoit (4)                            12,000                   *

Audrey T. Cross (5)                              24,000                   *
259 Sunset Avenue
Englewood, NJ 07631

Robert E. Flynn (4)                              10,000                   *

John P. Friend                                        0                  --
7 Bridge Street
Sydney, NSW 2000
Australia

Colin Kop                                             0                  --
222 Sutter Street
San Francisco, CA

Robert E. Pollack (4)                            20,000                   *
813B Sherman Fairchild
Columbia University
New York, NY 10027

Benjamin Sporn (6)                              104,125                   *

Burns Philp & Company                        10,183,837               49.40
Limited(7)
7 Bridge Street
Sydney, NSW 2000
Australia

All Officers and Directors                      515,776                2.45
as a Group (10 persons)
(2)(3)(4)(5) and(6)

---------------------

       * Less than 1%

         (1) Includes shares issuable within 60 days upon the exercise of all options and warrants.

                  Shares issuable under options or warrants are owned beneficially but not of record.

         (2) Includes 200,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (3) Includes 110,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (4) Consists of shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (5) Includes 20,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (6) Includes 75,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

         (7)      Consists of shares owned by subsidiaries.


Certain Relationships and Related Transactions

         During the fiscal year ended June 30, 1996, the Company's A&B subsidiary made sales of approximately $1,939,000 to Mauri Laboratories Pty Limited ("Mauri"). In addition, it purchased approximately $1,430,000 of goods from Mauri. Mauri was, until June 14, 1996, a wholly-owned subsidiary of BPC which currently holds approximately a 49% interest in the Company (as described below). On June 14, 1996, Mauri was sold to Gist-brocades N.V. of the Netherlands and ceased to be an affiliate.

         Certain of A&B's U.K. based staff provide accounting and administrative services for other U.K. based subsidiaries of BPC. During the fiscal year ended June 30, 1996, A&B, as a result of these activities, received income from Burns Philp (U.K.) plc. of approximately $74,000.

         A&B manufactures certain products on a contract basis for Imperial Biotechnology Limited ("IBT") at its U.K. production site. IBT was, until December 12, 1995, a 50% owned affiliate of BPC. On December 12, 1995, IBT was sold to Protein Technologies International of the USA and ceased to be an affiliate. During the fiscal year ended June 30, 1996, A&B received no income as a result of sales to IBT prior to IBT ceasing to be an affiliate.

         From time to time, the Company advances funds to Burns Philp Inc., a wholly owned subsidiary of BPC. During the fiscal year ended June 30, 1996, the Company received interest income of approximately $79,000 in respect of such advances.

         Pursuant to an Agreement for the Purchase and Sale of Stock dated as of June 30, 1992 (the "Purchase Agreement"), in July 1993 the Company issued 935,000 shares of Common Stock to BPC. During July 1996, BPC sold 1,400,000 shares of Common Stock. As a result of the July 1993 issuance, of prior acquisitions of shares of Common Stock, and the July 1996 sale of Common Stock, BPC currently owns 10,183,837 shares of Common Stock.


         Under the Purchase Agreement, the Company and BPC entered into the following arrangements and understandings with respect to election of directors and related matters:

         The by-laws of the Company were amended to provide, among other things, that until September 1, 1996 the Board of Directors shall consist of seven directors. The by-laws further provided that David Guttmann, Peter Blackburn and Benjamin Sporn were designated "Prior Directors," and that the Board of Directors was to nominate three persons designated by the Prior Directors as the Board's nominees for election as directors at meetings of shareholders. In September 1994, the Company hired Fredric D. Price as President and Chief Executive Officer. In connection with this hiring, four directors: Peter Blackburn, Alan English, Colin Kop and Benjamin Sporn resigned from the Board. Mr. Price was elected to the Board and designated a Prior Director by the remaining Prior Director, Mr. Guttmann. The Board then authorized Mr. Price to propose three new directors to fill the remaining vacancies. In January 1995, Drs. Audrey T. Cross, Douglas A. Cotter and Robert
E. Pollack were proposed by Mr. Price and elected to the Board. In October 1995, David Guttmann resigned from the Board and Dr. Sheldon G. Gilgore was elected to the Board. In May 1996, Ian Clack resigned from the Board and Colin Kop was elected to the Board. In July 1996, Dr. Cotter resigned from the board. See "Directors and Executive Officers of the Registrant--Arrangements Regarding the Election of Directors."

         The amended by-laws also provide that the following actions by the Company shall require the prior favorable vote of not less than six directors: termination of the Company's chief executive officer, or a change in his or her responsibilities or compensation, or the retention of any chief executive officer; removal of the Company's chairman or the election of any person as chairman other than the person last elected to such position; the issuance of any shares of capital stock or of securities convertible or exercisable into shares of capital stock except as to outstanding warrants, options and other convertible securities; the grant of options to any officer or director; any merger, or any acquisition or disposition of assets in excess of $250,000; the incurrence of a commitment or obligation in excess of $650,000; any change in the Company's charter or by-laws; any transaction with any affiliate of BPC, including any overhead charge or any other intercompany charge or allocation, but excluding the continuation of certain current agency agreements; any dividend or other distribution except on the 1992 Redeemable Preferred; any purchase by BPC (whether in the public market or in private transactions, or otherwise) of any shares of the Company's Common Stock which would increase BPC's percentage ownership of the outstanding Common Stock beyond the percentage ownership of such stock owned by BPC on August 31, 1992 subject to certain increases provided for in the Agreement.


BPC also agreed that:



         BPC and its affiliates will for a four-year period vote all shares of the Company stock from time to time owned by them in favor of election as directors of the Prior Directors and their nominees.

         BPC and its affiliates will for a four-year period be entitled to purchase shares of Common Stock (in the public market or in private transactions, or otherwise) only as permitted in the Company's by-laws.

         So long as BPC and its affiliates shall have control of the Company, BPC will not sell, in a single transaction or in a series of transactions occurring within a period of up to 18 months, to any single purchaser or to any "group," a block of the Company shares owned by BPC or its affiliates which shall be sufficient in itself both to (i) divest BPC and its affiliates of control of the Company and (ii) vest control of the Company in the purchaser or purchasers, unless BPC shall cause the purchaser to tender for the purchase of all shares of the Company which are owned by all shareholders of the Company on the same terms and conditions as those which apply to the sale by BPC. The term "control" has the meaning assigned to it in Rule 405 of Regulation C under the Securities Act, and "group" has the meaning assigned to in Rule 13D of the Securities Exchange Act. However, BPC is permitted to sell, without compliance with this provision, a block of shares to an underwriter for the purposes of a broad distribution of the shares.

         An affiliate of BPC will, if required by the Company, for a four-year period maintain its bank comfort letter in respect of not more than GBP 300,000 of bank borrowings by the Company.

         So long as BPC or its affiliates owns at least 50% of the Company's total voting power and for five years after BPC and its affiliates ceases to own at least 50% of the Company's total voting power, neither BPC nor any of its affiliates will manufacture, sell or otherwise deal in or with nisin or Nisaplin (or any derivative products) except under distribution agreements with the Company on terms equivalent to those in effect on June 30, 1992. At such time after the five-year period aforesaid that BPC shall be permitted to engage in the businesses aforesaid, BPC will nevertheless continue to refrain from using trade secrets and other confidential information which are the property of the Company.

         BPC has certain demand and "piggyback" registration rights for its shareholdings.

         On September 24, 1996, the Company signed a non-binding Letter of Intent to sell its nisin-based food preservative business to BPC, an affiliate of the Company. The Company retained exclusive rights to its nisin-based pharmaceutical and animal healthcare business. Key terms of the contemplated transaction include the payment to the Company of $13.5 million in cash, a loan to the Company of $2.5 million that could be forgiven under circumstances related to the performance of the food preservative business over the next three years, and the return of 2.42 million shares of the Company's Common Stock held by BPC. The Company and BPC anticipate a closing by the end of calendar 1996, subject to the approval of the Boards of the Company and BPC and the execution of a definitive agreement. After the closing and so long as BPC owns twenty percent or more of the Company's Common Stock, BPC will have the right to nominate one member of the Company's Board. If BPC's ownership of the Company's Common Stock falls below twenty percent, BPC will not have the right to nominate any members of the Company's Board, although BPC may continue to vote its shares for its representatives to the Board, as it deems prudent in its sole judgment.


PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO AMBI, INC.

         The Board of Directors has approved an amendment to the Certificate of Incorporation which would change the name of the Company. The proposed change is from Applied Microbiology, Inc. to AMBI, Inc. The Board believes that by using the Company's NASDAQ National Market Symbol "AMBI", which is also the Company's principal trading name, as its corporate name, the Company will promote recognition of its trade name. In addition, as the Company's business focus now includes products that are not microbiology-based, the term microbiology no longer accurately describes the Company's business and its products. Because the name AMBI derives from the acronym Applied Microbiology, Inc., its proposed use incorporates the historical basis for the original technology upon which the Company was founded. The Company currently plans to implement the change of name when it would be most cost efficient with regard to using current supplies of packaging, stationary, etc. The Company anticipates that the cost of publicizing the change of name will not be significant.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.


Ratification Of Appointment Of Independent Accountants

       Subject to the approval by the shareholders, the Board of Directors has appointed KPMG Peat Marwick as the Company's independent public accountants to audit its financial statements for the fiscal year ending June 30, 1997. KPMG Peat Marwick also audited the Company's financial statements for the fiscal years ended June 30, 1993, 1994, 1995 and 1996.

       It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting.



THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.


Vote Required

         Under New York law, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the change of the Company's name and the appointment of the independent accountants. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect directors.


Expense Of Solicitation

         The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.


Proposals Of Shareholders

         Shareholders of the Company who intend to present a proposal for action at the 1997 Annual Meeting of Shareholders of the Company, must notify the Company's management of such intention by notice received at the Company's principal executive offices not later than July 11, 1997 for such proposal to be included in the Company's proxy statement and form of proxy relating to such Meeting.


Financial Statements

         The Company's Annual Report to Shareholders for the year ended June 30, 1996 is being delivered with this Proxy Statement to the Company's shareholders.

Other Matters

         The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.




PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.



Dated:            Tarrytown, New York
                  November 7, 1996



                                            By Order of the Board of Directors



                                            BENJAMIN T. SPORN,
                                            Secretary

                           APPLIED MICROBIOLOGY, INC.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                  December 17, 1996                 10 a.m.


     The undersigned hereby appoints Fredric D. Price proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock of Applied Microbiology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held December 17, 1996 or any adjournments thereof.



         1.       ELECTION OF DIRECTORS



                  FOR all the nominees listed below

                  (except as marked to the contrary below)    / /



                  WITHHOLD AUTHORITY

                  To vote for all nominees listed below       / /



         (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)



         Audrey T. Cross            / /



         John P. Friend             / /



         Robert E. Flynn            / /

         Sheldon G. Gilgore         / /



         Colin Kop                  / /



         Fredric D. Price           / /



         Robert E. Pollack          / /





         The Board of Directors recommends a vote FOR the following:



         2. APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING THE COMPANY'S NAME TO AMBI, INC.



                  FOR      / /         AGAINST  / /         ABSTAIN  / /



         3. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1997.



                  FOR      / /         AGAINST  / /         ABSTAIN  / /



     In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.



                  (Continued and to be signed on reverse side)

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT MS. CROSS AND MESSRS. FRIEND, FLYNN, GILGORE, KOP, POLLACK AND PRICE AS DIRECTORS, TO CHANGE THE COMPANY'S NAME TO AMBI, INC. AND TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR 1997.



                     Dated:
                           --------------------------



                      -------------------------------
                             Signature



                      -------------------------------
                      Signature if held jointly



                                       (Please sign exactly as ownership
                                       appears on this proxy. Where stock is
                                       held by joint tenants, both should sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by President or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.)



                          Please mark, date, sign and

                  return this Proxy in the enclosed envelope.